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Exhibit 10.515
Special Executive Form

CHIRON CORPORATION.
                            , 2002

Dear Stock Option Plan Participant:

        I am pleased to inform you that the Compensation Committee of the Board of Directors recently approved an amendment to each of your outstanding stock options listed on Exhibit A (the "Option") to provide you with greater protection in the event of certain corporate transactions.

        The amendment is set forth in detail below. In general terms, the amendment does the following:

        First, the amendment provides that your Option will immediately vest upon a Qualifying Termination of your employment that occurs within twenty-four (24) months after a Change in Control. (See below for definitions.)

        Second, the amendment provides that your Option will vest immediately before certain corporate transactions if your Option will not continue or be assumed by the successor corporation or replaced with a comparable option. Those transactions generally include a sale or disposition of all or substantially all of the assets of the Corporation, a merger or consolidation with another entity or a reorganization or liquidation of the Corporation. Before the amendment, this protection was not available for a stock acquisition or reorganization involving less than substantially all of the Corporation's capital stock.

        Accordingly, Section C of your stock option agreement applicable to your Option is hereby amended in its entirety to read as follows:

C.    Change In Control.

        1. Failure to Assume. If the Corporation or its stockholders enter into an agreement to dispose of all or substantially all of the assets of the Corporation, enter into an agreement to merge or consolidate with another entity or enter into a plan of reorganization or liquidation, then this Option, to the extent not previously exercised or terminated, may be exercised, immediately before the consummation of such transaction with respect to all the shares of Common Stock purchasable under this Option, unless this Option will be either continued or assumed by the successor entity or its parent or replaced with a comparable option to purchase equity interests of the successor entity or parent thereof. The Committee will determine such comparability, and its determination will be final, binding and conclusive. Upon consummation of such a transaction, this Option, whether or not accelerated, will terminate and cease to be exercisable, unless continued or assumed by the successor entity or parent thereof.

        2. Certain Terminations Following a Change in Control. If there is a Change in Control of the Corporation pursuant to which the exercisability of the Option does not accelerate in full pursuant to 1. above and within twenty-four (24) calendar months thereafter there is a Qualifying Termination of Optionee's employment, then this Option will become immediately exercisable for all of the Option Shares then subject to this Option. For this purpose, the following definitions apply:

          a.    A "Change in Control" of the Corporation shall be deemed to have occurred as of the first day that any one or more of the following conditions is satisfied and regulatory approval has been granted if necessary:

            i.      The "beneficial ownership" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of securities representing more than thirty percent (30%) of the combined voting power of all securities of the Corporation is acquired, directly or indirectly, by a Person (other than the Corporation, any trustee or other fiduciary holding securities under an employee benefit plan of the Corporation or an affiliate thereof, or any corporation owned, directly or indirectly, by the stockholders of the Corporation in substantially the same proportions as their ownership of stock of the Corporation); or

            ii.    During any period of two (2) consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Corporation and any new director (other than a director designated by a person who has entered into an agreement with the Corporation to effect a transaction described in i. above) whose election by the Board of Directors or nomination for election by the Corporation's stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

            iii.    The stockholders of the Corporation approve a definitive agreement to sell or otherwise dispose of all or substantially all of its assets, or adopt a plan for liquidation, provided that such sale or liquidation has not been abandoned.

Notwithstanding anything else contained herein to the contrary, in no event shall a Change in Control be deemed to have occurred by reason of a purchase, or series of purchases of Corporation stock by Novartis or its successor such that the acquiring entity remains subject to the terms of that certain Governance Agreement dated as of January 5, 1995, as amended through December 9, 2000, provided the acquiring entity's Corporation stock holdings, direct or indirect, in the aggregate, represent less than seventy-nine and nine-tenths of a percent (79.9%) of the combined voting power of all outstanding Corporation securities. In addition, in no event shall a Change in Control be deemed to have occurred, with respect to the Optionee, if the Optionee is part of a purchasing group that consummates the Change-in-Control transaction. The Optionee shall be deemed "part of a purchasing group" for purposes of the preceding sentence if the Optionee is an equity participant in the purchasing company or group (except for: (i) passive ownership of less than three percent (3%) of the stock or other equity of the purchasing company; or (ii) ownership of equity participation in the purchasing company or group which is otherwise not significant, as determined prior to the Change in Control by a majority of the nonemployee continuing Directors).

          b.    "Qualifying Termination" means any of the following events:

            i.      An involuntary termination of the Optionee's employment by the Corporation for reasons other than Cause, death or disability;

            ii.    A voluntary termination by the Optionee for Good Reason pursuant to a written notice of termination delivered to the Corporation by the Optionee; provided that, if upon receiving such notice of termination, the Corporation requests that the Optionee remain an employee for a period ending no later than six (6) months following the date of the Change in Control (the "Transition Employment Period") with compensation and benefits equal to or greater than the Optionee's compensation and benefits immediately before the Qualifying Termination (or, if more favorable to the Optionee, immediately before the Change in Control), the Optionee will not be deemed to have a Qualifying Termination unless he or she remains employed throughout the Transition Period or Executive's employment earlier terminates due to death, disability or involuntary termination by the Corporation for reason other than Cause.

          c.    "Cause" means:

            i.      The Optionee's willful and continued failure to substantially perform his/her duties with the Corporation (other than any such failure resulting from disability or occurring after the Optionee has notified the Corporation in writing of his or her termination for Good Reason, but, in the latter case, only if the Corporation has not requested a Transition Employment Period for the Optionee), after a written demand for substantial performance is delivered to the Optionee that specifically identifies the manner in which the Corporation believes that the Optionee has willfully failed to substantially perform his/her duties, and after the Optionee has failed to resume substantial performance of his/her duties on a continuous basis within thirty (30) calendar days of receiving such demand;

            ii.    The Optionee's material act of dishonesty, fraud or embezzlement against the Corporation, unauthorized disclosure of confidential information or trade secrets of any of the Corporation or an affiliate (whether or not in violation of any confidentiality agreement) or other willful conduct (other than conduct covered under (i) above) that is demonstrably injurious to the Corporation, monetarily or otherwise; or

            iii.    The Optionee's having been convicted of a felony.

For purposes of this subparagraph, no act, or failure to act, on the Optionee's part shall be deemed "willful" unless done, or omitted to be done, by the Optionee not in good faith and without reasonable belief that the action or omission was in the best interests of the Corporation.

          d.    "Good Reason" shall mean, without the Optionee's express written consent, the occurrence of any one or more of the following:

            i.      The assignment of the Optionee to duties materially inconsistent with the Optionee's authorities, duties, responsibilities as an employee of the Corporation, or a material reduction in the nature or status of the Optionee's authorities, duties, or responsibilities than those in effect immediately preceding the Change in Control;

            ii.    The Corporation's requiring the Optionee to be based at a location which is at least fifty (50) miles further from the Optionee's current primary residence than is such residence from the Corporation's current headquarters, except for required travel on the Corporation's business to an extent substantially consistent with the Optionee's business obligations as of the Effective Date;

            iii.    A material reduction in the Optionee's Base Salary or bonus opportunity as in effect on the Effective Date or as the same shall be increased from time to time;

            iv.    A material reduction in the Optionee's level of participation in any of the Corporation's short-and/or long-term incentive compensation plans, or employee benefit or retirement plans, policies, practices, or arrangements in which the Optionee participates immediately preceding the Change in Control; provided, however, that reductions in the levels of participation in any such plans shall not be deemed to be "Good Reason" if the Optionee's reduced level of participation in each such program remains substantially consistent with the average level of participation of other employees who have positions commensurate with the Optionee's position. Long-term incentive plans shall mean the Chiron Executive Long-Term Incentive Plan, the 1991 Stock Option Plan, and any other similar plans instituted by the Corporation.

However, the occurrence of an event set forth in (i) through (iv) above shall not constitute Good Reason if the Corporation has cured such event within fifteen (15) days of receipt of written notice from the Optionee that such event has occurred and constitutes Good Reason.

        3. Right to Effect Transactions. This Agreement does not in any way affect the right of the Corporation to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

        Except for the foregoing change to Section C of the option agreement applicable to your Option, no other terms or conditions of your Option or the underlying option shares have been modified as a result of the amendment, and those other terms and conditions will continue in full force and effect.

Please attach a copy of this letter agreement to your stock option agreement so that you will have a complete record of all the terms applicable to your Option.

        The amendment was effective as of February 16, 2001. We hope that you find this amendment a valuable addition to your equity package. Should you have any questions concerning the amendment, please direct them to the undersigned.

Very truly yours,

Chiron Corporation

By:
Title:

EXHIBIT A

Name	Date of Grant	Exercise Price Per Share	Total Number of Option Shares Granted	Total Number of Option Shares Outstanding

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CHIRON CORPORATION. , 2002
EXHIBIT A